                   [BECTON DICKINSON AND COMPANY LETTERHEAD]

                                             Refer To: R. Jasper -- 201-847-7160

                                                  Release Date: November 5, 1998


                           BECTON DICKINSON ANNOUNCES
                         RECORD REVENUES FOR FISCAL YEAR

     FRANKLIN LAKES, NJ (NOVEMBER 5, 1998) - Becton Dickinson and Company (NYSE:BDX) announced today results for its fiscal fourth quarter and full year, which ended September 30, 1998.


                               FULL-YEAR RESULTS

     Revenues for the year were a record $3.117 billion (three billion, one hundred seventeen million dollars), an 11 percent increase from last year's $2.811 billion (two billion, eight hundred eleven million dollars), as most of the company's worldwide businesses reported increases of greater than ten percent, excluding the estimated effect of foreign currency translation. Recent acquisitions contributed to revenue growth. Diluted earnings per share for the year, excluding previously announced restructuring and other charges and the impact of the acquisition of the medical device business of The BOC Group (MDD), were $1.37. Reported earnings per share for fiscal 1997 were $1.15, which included a $.06 a share charge for in-process research and development associated with acquisitions. Fiscal 1998 earnings per share, inclusive of the aforementioned charges and MDD acquisition, were $.90.

     Clateo Castellini, chairman, president and chief executive officer, said:
"1998 marks the beginning of demonstrated revenue acceleration for the company, as recent acquisitions are contributing. In addition, we are pleased with our earnings performance and the record we are showing for improving productivity and profit margins."

     The company said that reported revenues for the year would have been an estimated $87 million higher if not for the strength of the dollar compared with foreign currencies. Reported earnings per share were reduced by an estimated $.07 as a result of currency translation.

     By business segment, diagnostic systems revenues grew eight percent over 1997 to $1.402 billion (one billion, four hundred two million dollars), reflecting good performance in the company's flow cytometry and sample collection businesses. Excluding the estimated impact of foreign currency translation, the increase would have been 11 percent. Revenues of the company's infectious disease diagnostics business continue to reflect the negative impact of reduced testing, although the acquisition of Difco, Inc. contributed to reported growth as the company increased its role in industrial microbiology.

     Medical supplies and devices revenues for the year were $1.715 billion (one billion, seven hundred fifteen million dollars), 14 percent higher than last year, as the recent MDD acquisition added more than $80 million to reported results. Excluding the estimated impact from foreign currency translation, revenues would have increased 16 percent. Customer conversions to devices that enhance healthcare worker protection continue to generate good underlying growth in the injection systems and infusion therapy businesses. The pharmaceutical systems business, primarily prefillable syringes, also showed excellent growth, as did the company's surgical products business.

     By geographic area, revenues in the United States were $1.690 billion (one billion, six hundred ninety million dollars), an increase of 14 percent. Revenues outside the United States were $1.427 billion (one billion, four hundred twenty-seven million dollars), compared with $1.324 billion (one billion, three hundred twenty-four million dollars) last year, an eight percent increase. Excluding the estimated impact of foreign currency translation, the increase would have been 14 percent.


                            FOURTH QUARTER RESULTS

     For the fourth quarter, the company reported diluted earnings per share of $.34, which included the previously announced impact of the MDD acquisition and costs associated with the company's program to upgrade its worldwide business systems. These items reduced earnings per share by $.06.

     Revenues for the quarter were $843 million, an increase of 13 percent, aided by recent acquisitions. The company said that foreign currency translation reduced reported revenue growth by an estimated two percentage points for the quarter.

     Gross profit margin for the quarter increased to 52.2 percent of revenues from 51.3 percent, aided by productivity improvements and an improved product mix.

     By business segment, diagnostic systems revenues for the quarter were $359 million compared with $346 million a year ago. Medical supplies and devices revenues were $484 million compared with $403 million last year.

     On a geographic basis, revenues in the United States were $458 million compared with $417 million for the year ago quarter, while revenues outside the United States were $385 million compared with $332 million in the prior fiscal year's fourth quarter. Foreign currency translation reduced non-U.S. revenues by an estimated $18 million.

     This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding the company's performance, including future revenues, products and income, which are based upon current expectations of the company and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to, competitive factors, changes in regional, national or foreign economic conditions, changes in interest or foreign currency exchange rates, delays in product introductions, Year 2000 issues, and changes in health care or other governmental regulation, as well as other factors discussed herein and in the company's filings with the Securities and Exchange Commission.

                                      # # #

                          BECTON DICKINSON AND COMPANY
                          SELECTED FINANCIAL SCHEDULES
                 Thousands of dollars, except per share amounts

===================================================================================================
INCOME STATEMENTS
                             Three Months Ended September 30,    Twelve Months Ended September 30,
                             --------------------------------    ---------------------------------
                                 1998        1997    % Change       1998        1997      % Change
===================================================================================================
REVENUES                     $  843,239  $  748,978    12.6      $3,116,873  $2,810,523    10.9

Cost of products sold           403,142     364,760    10.5       1,541,032   1,413,311     9.0
Selling and administrative      241,989     202,981    19.2         861,564     766,071    12.5
Research and development         48,615      44,008    10.5         217,900     180,626    20.6
Special Charges                       -           -       -          90,945           -      NM
                              ----------  ----------              ----------  ----------
Total Operating Costs
    and Expenses                693,746     611,749    13.4       2,711,441   2,360,008    14.9
                              ----------  ----------              ----------  ----------
Operating Income                149,493     137,229     8.9         405,432     450,515   (10.0)

Interest expense, net           (17,146)    (11,247)   52.4         (56,340)    (39,373)   43.1
Other expense, net               (1,114)       (422)     NM          (8,226)     11,498      NM
                              ----------  ----------              ----------  ----------
Income Before Income Taxes      131,233     125,560     4.5         340,866     422,640   (19.3)

Income tax provision             41,336      36,413    13.5         104,298     122,566   (14.9)
                              ----------  ----------              ----------  ----------

Net Income                   $   89,897  $   89,147     0.8      $  236,568  $  300,074   (21.2)
                              ==========  ==========   ====       ==========  ==========  ======
EARNINGS PER SHARE

     Basic                   $     0.36  $     0.36       -      $     0.95  $     1.21   (21.5)

     Diluted                 $     0.34  $     0.34       -      $     0.90  $     1.15   (21.7)
                              ==========  ==========   ====       ==========  ==========  ======
AVERAGE SHARES OUTSTANDING

     Basic                      247,614     244,454                 245,700     245,230

     Diluted                    265,106     259,186                 262,128     259,586
===================================================================================================
  NM - Not Meaningful


===================================================================================================
SUMMARY OF REVENUES
                             Three Months Ended September 30,    Twelve Months Ended September 30,
                             --------------------------------    ---------------------------------
                                 1998        1997    % Change         1998        1997   % Change
===================================================================================================
BUSINESS SEGMENT
Medical Supplies and Devices  $  484,351  $  403,061   20.2       $1,714,952  $1,510,881   13.5
Diagnostic Systems               358,888     345,917    3.7        1,401,921   1,299,642    7.9
                               ----------  ----------             ----------  ----------
Total                         $  843,239  $  748,978   12.6       $3,116,873  $2,810,523   10.9
                               ----------  ----------             ----------  ----------

Geographic Area
United States                 $  458,117  $  417,093    9.8       $1,690,282  $1,486,701   13.7
International                    385,122     331,885   16.0        1,426,591   1,323,822    7.8
                               ----------  ----------             ----------  ----------
Total                         $  843,239  $  748,978   12.6       $3,116,873  $2,810,523   10.9
===================================================================================================